SUBURBAN BANCSHARES, INC.                                           EXHIBIT 11
EARNINGS PER SHARE CALCULATION
June 30, 1998

INFORMATION FOR COMPUTATION OF DILUTION

Market Price per Share:                                      Daily Average
   First Quarter 1998                                              $3.6508   61 trading days
   Second Quarter 1998                                             $4.2398   65 trading days
   Third Quarter 1998
   Fourth Quarter 1998

Average Price for the Period Ended June 30, 1998                   $3.9546  126 trading days


(a)    350,000 Management Stock Options exercisable at $0.10
           and outstanding for the entire year

(b)    12,600 options granted 1/22/97 exercisable at $2.625

           First Quarter 1998                                                   Diluted
                12,600 - ((12,600*2.625)/avg price) =                             3,540

           Second Quarter 1998                                                  Diluted
                 12,600 - ((12,600*2.625)/avg price) =                            4,799

(c)    178,000 options granted 1/21/98 exercisable at $3.50

           First Quarter 1998                                                   Diluted
                 178,000 - ((178,000*3.50)/avg price) =                           7,352

           Second Quarter 1998                                                  Diluted
                 178,000 - ((178,000*3.50)/avg price) =                          31,059

SUBURBAN BANCSHARES, INC.                                             EXHIBIT 11
EARNINGS PER SHARE CALCULATION
June 30, 1998

EARNINGS PER SHARE CALCULATION - 1998

                                                             Income           Shares
Basic Earnings per Share:                                 (Numerator)      (Denominator)         EPS
----------------------------------------------------------------------------------------------------------
    Net Income                                                  $631,282

    Common Shares Outstanding                                                   10,951,218

    Basic EPS                                                   $631,282        10,951,218           $0.06

                                                             Income           Shares
Diluted Earnings per Share:                               (Numerator)      (Denominator)         EPS
----------------------------------------------------------------------------------------------------------

    Net Income                                               $631,281.52        10,951,218

    Additional shares to be issued upon assumed                                    350,000
    exercise of management stock options
    Shares hypothetically repurchased at the average                                (8,850)
    market price with the proceeds
    Additional shares to be issued upon assumed                                     12,600
    exercise of incentive options (b)
    Shares hypothetically repurchased at the average                                (8,364)
    market price with the proceeds
    Additional shares to be issued upon assumed                                    178,000
    exercise of incentive stock options (c)
    Shares hypothetically repurchased at the average                              (157,536)
    market price with the proceeds
    Diluted EPS                                                 $631,282        11,317,068         $0.0558